Exhibit 10.11
CA, Inc.
Summary of Compensation of Interim Executive Chairman
On September 3, 2009, the Compensation and Human Resources Committee of the Board of Directors of CA, Inc. (the “Company”), approved the following compensation for William E. McCracken for his service as Interim Executive Chairman, in lieu of his compensation as a non-employee director and non-executive Chairman of the Board:
1.	A cash salary of $1,000,000, to be paid on an annualized basis concurrently with the Company’s normal payroll cycle during his tenure as Interim Executive Chairman up until his termination from the role as Interim Executive Chairman, at which time the Company will pay Mr. McCracken the unpaid portion of his cash salary in a lump sum payment to be paid on the earlier of his termination from the role as Interim Executive Chairman or March 15, 2010;

2.	A grant of options to purchase 72,323 shares of common stock of the Company at an exercise price of $20.87 per share, the fair market value of a share of common stock of the Company as of September 3, 2009 (the “Grant Date”). The options were fully vested upon grant and will become exercisable twenty percent (20%) on each anniversary of the Grant Date and have a term of six (6) years; and

3.	A grant of 23,957 restricted stock units, which shall vest twenty percent (20%) each year on the anniversary of the Grant Date, provided, however, that vested portion of the Restricted Stock Unit will not be paid or delivered until one (1) year after the Restricted Stock Unit Award is 100% vested (i.e., six (6) years from the Grant Date).